                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               Netia Holdings S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Common Shares, nominal value 6.00 PLN per share,
                    represented by American Depositary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64114B 10 4
                              ---------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


              [_] Rule 13d-1(b)
              [_] Rule 13d-1(c)
              [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                  -------------------
CUSIP No. 64114B 10 4                     13G                Page 2 of  15 Pages
---------------------------                                  -------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Equity Partners, L.P.                I.D.# 13-3986317

--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]

                                                               (b) [X]
--------------------------------------------------------------------------------

        3  SEC USE ONLY

        4  CITIZENSHIP OR PLACE OF ORGANIZATION


           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,227,274
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,227,174
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,227,274
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.63%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                                 --------------------
CUSIP No. 64114 B 10                      13G               Page 3 of  15  Pages
---------------------------                                 --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures International, L.P.            I.D.#   NA
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]

                                                                      (b) [X]
--------------------------------------------------------------------------------

        3  SEC USE ONLY
--------------------------------------------------------------------------------

        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,298,701
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,298,701
--------------------------------------------------------------------------------

        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,298,701
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.90%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                               ----------------------
CUSIP No. 64114B 10 4                     13G               Page 4 of 15  Pages
---------------------------                               ----------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Netherlands
           Equity Partners I, C.V.                              I.D.#   NA
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [_]

                                                                    (b) [X]
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION


           The Netherlands
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             38,961
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            38,961
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           38,961
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.15%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                  ---------------------
CUSIP No. 64114B 10 4                     13G              Page 5  of  15 Pages
-------------------------                                  ---------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Netherlands
           Equity Partners II, C.V.                                 I.D.#   NA
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [_]

                                                                    (b) [X]
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION


           The Netherlands
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             25,973
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            25,974
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,974
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.10%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                               ----------------------
CUSIP No. 64114B 10 4                     13G             Page 6 of 15 Pages
---------------------------                               ----------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Netherlands
           Equity Partners III, C.V.                               I.D.#    NA
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]

                                                                 (b) [X]
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION


           The Netherlands
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,494
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,494
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,494
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.02%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                              ----------------------
CUSIP No. 64114B 1013G                                    Page 7 of 15  Pages
----------------------------                              ----------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.               I.D.# 13-6358475
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]

                                                               (b) [X]
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION


           New York
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,597,403
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,597,403
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,597,403
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.80%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 64114B 10 4                     13G               Page 8 of  15  Pages
-----------------------                                     --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC             I.D.# 13-3536050
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]

                                                                   (b) [X]

--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,597,403
     OWNED BY        -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,597,403
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,597,403
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.80%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                         Name of Issuer:
----------                         --------------

                                   Netia Holdings S.A. (the "Issuer")

Item 1(b).                         Address of Issuer's Principal Executive
---------                          ---------------------------------------
                                   Offices:
                                   -------

                                   ul. Poleczki 13
                                   02-822 Warsaw, Poland

Items 2(a)                         Name of Person Filing; Address of Principal
----------                         -------------------------------------------
and (b).                           Business Office:
-------                            ---------------

                                   This statement is filed by and on behalf of
                                   (a) Warburg, Pincus Equity Partners, L.P., a
                                   Delaware limited partnership ("WPEP"); (b)
                                   Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI"); (c) Warburg, Pincus Netherlands Equity Partners I C.V., a Dutch limited partnership ("WPNEP I"); (d) Warburg, Pincus Netherlands Equity Partners II C.V., a Dutch limited partnership ("WPNEP II"); (e) Warburg, Pincus Netherlands Equity Partners III C.V., a Dutch limited partnership ("WPNEP III"); (f) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPEP, WPVI, WPNEP I, WPNEP II and WPNEP III. WP, is the sole general partner of WPEP, WPVI, WPNEP I, WPNEP II and WPNEP III, and has a 20% interest in the profits of each such limited partnership. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c).                         Citizenship:
----------                         -----------
                                   Not Applicable

Item 2(d).                         Title of Class of Securities:
---------                          -----------------------------

                                   Common Shares, par value 6.00 PLN per share
                                   ("Common Shares"), represented by American
                                   Depositary Shares

                              Page 9 of 15 Pages

Item 2(e).                         CUSIP Number:
---------                          ------------

                                   64114B 10 4

Item 3.                            Not Applicable
------

Item 4.                            Ownership:
------                             ---------

                                   (a)    2,597,403 Common Shares, as of
                                          December 31, 1999.

                                   (b)    9.80%

                                          This calculation includes all
                                          outstanding Common Shares of the
                                          Issuer, whether or not represented by
                                          American Depositary Shares

                                   (c)    (i)          -0-
                                          (ii)         2,597,403
                                          (iii)        -0-
                                          (iv)         2,597,403

Item 5.                            Ownership of Five Percent or Less of a Class:
------                             --------------------------------------------

                                   Not Applicable

Item 6.                            Ownership of More than Five Percent on Behalf
------                             ---------------------------------------------
                                   of Another Person:
                                   -----------------

                                   Not Applicable

Item 7.                            Identification and Classification of the
------                             --------------------------------------------
                                   Subsidiary Which Acquired the Security Being
                                   --------------------------------------------
                                   Reported on By the Parent Holding Company or
                                   --------------------------------------------
                                   Control Person:
                                   --------------

                                   Not Applicable

Item 8.                            Identification and Classification of
------                             ------------------------------------
                                   Members of the Group:

                                   Not Applicable

Item 9.                            Notice of Dissolution of Group:
------                             ------------------------------
                                   Not Applicable


Item 10.                           Certification:
-------                            -------------

                                   Not Applicable

                              Page 10 of 15 Pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000


                           WARBURG, PINCUS EQUITY PARTNERS, L.P.

                           By:      Warburg, Pincus & Co., General Partner


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Partner

                           WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

                           By:      Warburg, Pincus & Co., General Partner


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Partner

                           WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

                           By:      Warburg, Pincus & Co., General Partner


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Partner

                           WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.

                           By:      Warburg, Pincus & Co., General Partner


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Partner

                              Page 11 of 15 Pages

                           WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

                           By:      Warburg, Pincus & Co., General Partner


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Partner


                           WARBURG, PINCUS & CO.


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Partner


                           E.M. WARBURG, PINCUS & CO., LLC


                           By: :  /S/ Stephen Distler
                               --------------------------------------------
                                    Stephen Distler, Member

                              Page 12 of 15 Pages

                                    EXHIBITS

Exhibit I Joint Filing Agreement, dated February 11, 2000, among the signatories to this Schedule 13G.



                               Page 13 of 15 Pages

                                                                       Exhibit I

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)
                          ----------------------------

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 11, 2000


                         WARBURG, PINCUS EQUITY PARTNERS, L.P.

                         By:      Warburg, Pincus & Co., General Partner

                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Partner

                         WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

                         By:      Warburg, Pincus & Co., General Partner

                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Partner



                         WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

                         By:      Warburg, Pincus & Co., General Partner

                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Partner

                         WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.

                         By:      Warburg, Pincus & Co., General Partner

                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Partner


                              Page 14 of 15 Pages

                         WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

                         By:      Warburg, Pincus & Co., General Partner

                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Partner


                         WARBURG, PINCUS & CO.


                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Partner


                         E.M. WARBURG, PINCUS & CO., LLC


                         By: :  /S/ Stephen Distler
                             --------------------------------------------
                                  Stephen Distler, Member

                               Page 15 of 15 Pages